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                                                                      EXHIBIT 99


                                CORTLAND BANCORP
                                  May 26, 2006

                                  PRESS RELEASE

Chairman K. Ray Mahan announced today that, a regular quarterly dividend of $0.22 per share was declared at the Company's May 23, 2006 board of director meeting. The dividend is payable to shareholders of record as of June 9, 2006. The date of distribution and payment of the dividend was set as July 3, 2006.

Cortland Bancorp earned $1.175 million during the quarter ended March 31, 2006, representing an increase of $82,000 from the previous quarter ended December 31, 2005 and a $83,000 decrease from the first quarter of 2005. Earnings per share decreased to $0.27 from the $0.29 earned in the same quarter last year.

The Company's total assets at March 31, 2006 were $456.7 million compared to $442.1 million in total assets recorded at the same time in 2005. Net loans were $187.5 million reflecting a slight increase from the net loans of $186.0 million recorded at the previous quarter ended December 31, 2005. Net loans were $192.9 million at March 31, 2005. Total deposits at March 31, 2006 were $346.9 million, a decrease of $3.5 million from the previous quarter ended December 31, 2005 and a $6.6 million increase from the same quarter in 2005.

Mr. Mahan noted that the first quarter results are in line with expectations based on continued compressions on net interest margins and recent trends in asset growth which reflect fairly marginal increases in the recent twelve month period.

During the first three months of 2006, net interest income after provisions for loan losses increased by $56 thousand compared to the first three months of 2005. Total interest income increased by $658 thousand or 11.6% from the level recorded in 2005. This was accompanied by an increase in interest expense of $648 thousand or 32.3% and a decrease in the provision loan losses of $46 thousand. On a fully equivalent basis, net interest income after provision for loan losses increased by $45 thousand. The Company's tax equivalent net interest margin for the first three months of 2006 measured 3.7% and 3.8% in the same period of 2005.

Other income from all sources decreased by $368 thousand from the same period a year ago. Gains on 1-4 residential mortgage loans sold in the secondary mortgage market increased by $5 thousand while gains on securities called and net gains on the sale of available for sale investment securities decreased by $302 thousand from year ago levels. Other sources of non-recurring non-interest income decreased by $71 thousand from the same periods a year ago due mainly to a $20 thousand increase in change in allowance for credit losses from March 31, 2005, and a decrease of $50 thousand in service charge income on deposits.

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Core earnings, which exclude the gains on loans sold, investment securities sold or called, and certain other non recurring items, decreased by 3.0% in the first quarter of 2006 when compared to the first quarter of 2005. Core earnings for the first quarter were $1.021 million in 2006 and $1.053 in 2005. Core earnings per share were $ 0.23 in the first quarter of 2006 as compared to $ 0.24 in 2005.

The stock trades on the NASDAQ OTC BB under the symbol CLDB.